Exhibit (k)(7)

EXECUTION COPY

ANNEX I

Supplemental Terms and Conditions

This Annex I forms a part of the Master Repurchase Agreement dated as of January 22, 2015 between the parties thereto (the “Agreement”). Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

1. Definitions. For purposes of the Agreement, the following terms shall have the following meanings:

“Prime Rate” shall mean the rate publicly announced from time to time by The Bank of New York Mellon as its prime commercial lending rate.

“Business Day” shall mean, with respect to any Transaction hereunder, a day on which regular trading may occur in the principal market for the Purchased Securities subject to such Transaction, provided that in no event shall a Saturday or Sunday be considered a Business Day.

“Margin Notice Deadline” shall mean 10:00 a.m. New York City time.

2. Absent manifest error objections by either party hereto relating to the content of Confirmations must be made within one (1) Business Day after receipt.

3. In the case of Transactions terminable upon demand, such demand shall be made no later than 10:00 a.m. New York City time on the Business Day on which such termination will be effective.

4. Each of Paragraph 4(a) and 4(b) shall be amended by adding the following sentence at the end thereof:

“The parties hereby agree, with respect to any and all Transactions hereunder, that the right of a party under this Paragraph to require the transfer of cash or Securities may be exercised only if no Event of Default, or event or circumstance which with notice or lapse of time or both would constitute an Event of Default in respect of the party exercising such right, has occurred and is then continuing.”

5. Margin Maintenance. The Margin Maintenance provisions of Paragraph 4(c) of the Agreement will operate only where a Margin Deficit or Margin Excess exceeds USD 200,000.

6. The following two subparagraphs shall be added to Paragraph 9 of the Agreement:

“(c)

In the case of any Transaction for which the Repurchase Date is other than the Business Day immediately following the Purchase Date and with respect to which Seller does not have any existing right to substitute substantially the same Securities for the Purchased Securities, Seller shall have the right, subject to the proviso to this sentence, upon notice to Buyer, which notice shall be given at or prior to 10:00 a.m. (New York time) on such Business Day, to substitute substantially the same Securities for any Purchased Securities; provided, however, that Buyer may elect, by the close of business on the Business Day notice is received, or by the close of the next Business Day if notice is given after 10:00 a.m. (New York time) on such day, not to accept such substitution. In the event such substitution is accepted by Buyer, such substitution shall be made by Seller’s transfer to Buyer of such other Securities and Buyer’s transfer to Seller of such Purchased Securities, and after substitution, the substituted Securities shall be deemed to be Purchased Securities. In the event Buyer elects not to accept such substitution, Buyer shall offer Seller the right to terminate the Transaction.

(d)

In the event Seller exercises its right to substitute or terminate under subparagraph (c), Seller shall be obligated to pay Buyer, by the close of the Business Day of such substitution or termination, as the case may be, an amount equal to (A) Buyer’s actual cost (including all fees, expenses and commissions) of (i) entering into replacement transactions; (ii) entering into or terminating hedge transactions; and/or (iii) terminating transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination, and (B) to the extent Buyer determines not to enter into replacement transactions, the loss incurred by Buyer directly arising or resulting from such substitution or termination. The foregoing amounts shall be solely determined and calculated by Buyer in good faith.”

7. Paragraph 11(g)(iii) shall be deleted and replaced with the following:

(iii) provided, that under no circumstances shall the defaulting party be responsible or liable for any indirect, incidental, consequential or punitive loss, damage, cost or expense arising or resulting from the occurrence of an Event of Default in respect of a Transaction

8. Mini Close-Out. Paragraph 11 shall be further amended by adding at the end thereof the following subparagraph:

“(j)

Notwithstanding clauses (i) and (ii) of the introductory paragraph of Paragraph 11 of the Agreement, if a delivery failure as described in (a) or (b) below occurs, at the option of the non-defaulting party, an Event of Default shall not be deemed to occur by reason of such event unless and until the defaulting party either (x) fails to repay any Purchase Price or Repurchase Price which had been previously paid by the non-defaulting party with respect to such non-delivered Purchased Security, as the case may be, or (y) fails to fulfill any applicable Margin Deficit or Margin Excess if and when due (each as set forth below), in each case, if applicable:

(a) If Seller fails to deliver Purchased Securities to Buyer on the applicable Purchase Date, Buyer may:

(i) if it has paid the Purchase Price to Seller, require Seller immediately to repay the sum so paid; and

(ii) if there exists a Margin Deficit in respect of the relevant Transaction, require Seller to pay (in accordance with the notice and delivery requirements of Paragraph 4 of the Agreement as amended by this Annex) margin in an amount at least equal to such Margin Deficit.

Until such time as the Seller delivers the Purchased Securities, for purposes of determining the Price Differential, the Purchase Price shall be determined as if Seller had not failed to deliver such Purchased Securities (the “Purchase Date Purchase Price”). At any time after the Purchase Date, Seller may deliver to Buyer Purchased Securities having a Market Value equal to the Purchase Date Purchase Price multiplied by the Buyer’s Margin Percentage against payment by Buyer to Seller of the Purchase Date Purchase Price, in which case the Purchase Price shall be calculated as if Seller had not failed to deliver the Purchased Securities, for all purposes.

Notwithstanding the foregoing, at any time after the Purchase Date, while such failure continues, Buyer by written notice to Seller may declare that that Transaction (but only that Transaction) shall be terminated immediately in accordance with subparagraphs (b), (d)(i) and (g)-(i) of Paragraph 11 as if references to the Repurchase Date were to the date on which notice was given under this sub-paragraph).

(b) If Buyer fails to deliver Purchased Securities to Seller on the applicable Repurchase Date, Seller may:

(i) if it has paid the Repurchase Price to Buyer, require Buyer immediately to repay the sum so paid;

(ii) if there exists a Margin Excess in respect of the relevant Transaction, require Buyer to pay (in accordance with the notice and delivery requirements of Paragraph 4 of the Agreement as amended by this Annex) margin in an amount at least equal to such Margin Excess; and

(iii) at any time while such failure continues, by written notice to Buyer declare that that Transaction (but only that Transaction) shall be terminated immediately in accordance with subparagraphs (c), (d)(ii) and (e)-(i) of Paragraph 11 as if references to the Repurchase Date were to the date on which notice was given under this sub-paragraph).”

9. Set-Off. Paragraph 11 shall further be amended by adding at the end thereof the following two subparagraphs:

“(j)

Any amount payable to one party (“the Payee”) by the other party (“the Payer”) under Paragraph 11 of the Agreement (the “Early Termination Amount”) will, at the option of the non-defaulting party (and without prior notice to the defaulting party), be reduced by its set-off against any amount(s) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer (irrespective of the currency, place of payment or booking office of the obligation) under any other provision of this Agreement or under any other agreement(s) between the Payee and the Payer or instrument(s) or undertaking(s) issued or executed by one party to, or in favour of, the other party (such amount(s) being the “Other Amount”), and the Other Amount will be discharged promptly and in all respects to the extent it is so set-off. The non-defaulting party will give notice to the defaulting party of any set-off effected pursuant to the terms hereof. For this purpose, either the Early Termination Amount or the Other Amount (or the relevant portion of such amounts) may be converted by the non-defaulting party into the currency in which the other is denominated at the rate of exchange at which such party is able, acting in a commercially reasonable manner and in good faith, to purchase the relevant amount of such currency. If an obligation is unascertained, the non-defaulting party may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this paragraph shall be effective to create a charge or other security interest. The provisions of this paragraph shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

10. Cure Period. Paragraph 11 shall further be amended by adding the following language to the end of sub-paragraphs (i), (ii), and (iii): “and such failure continues for one (1) Business Day after notice of such failure”.

11. The following Paragraphs shall be added to the Agreement:

“21.	No Reliance

Buyer and Seller each hereby represents and warrants to the other that in connection with the negotiation of, the entering into, and the performance under the Agreement and each Transaction:

(A)

It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Agreement, other than the representations expressly set forth in the Agreement and any Confirmation delivered thereunder.

(B)

It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party to the Agreement.

(C)

It is a sophisticated and informed institution that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Agreement and each Transaction and is capable of assuming and willing to assume (financially and otherwise) those risks; and

(D)

It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party to the Agreement, and has not given to the other party to the Agreement (directly or indirectly through any other person) any assurance, guaranty or representation whatsoever as to the merits (whether legal, regulatory, tax, business, investment, financial, accounting or otherwise) of the Agreement or any Transaction.

22.	Purchase Price Maintenance

The parties agree that in any Transaction hereunder whose term extends over an Income payment date for the Securities subject to such Transaction, Buyer shall on the date such Income is paid transfer to or credit to the account of Seller an amount equal to such Income payment or payments pursuant to Paragraph 5(i) and shall not apply the Income payment or payments to reduce the amount to be transferred to Buyer or Seller upon termination of the Transaction pursuant to Paragraph 5(ii) of the Agreement.

23.	Jurisdiction; Jury Trial Waiver; Waiver of Immunity

(a)

Each party hereby irrevocably and unconditionally (i) submits to the jurisdiction of any state or federal court located in New York City, New York for the purpose of any suit, action or proceeding relating to the enforcement of any rights or obligations or any dispute arising hereunder and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place or residence or domicile.

(b)	Each party hereby irrevocably waives any and all right to trial by jury in any proceedings in connection with the Agreement.

(c)

To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement.

24.	Limited Recourse.

No recourse shall be had for any payment or delivery obligation under the Agreement, or for any claim based on the Agreement, or otherwise in respect of the Agreement, to or against any Other Party B Entity (as defined below) or any incorporator, subscriber, promoter, stockholder, partner, member, director, officer or employee, past, present or future, as such, of Party B or any Other Party B Entity or of any predecessor or successor to any of the foregoing, either directly or through Party B or any Other Party B Entity or any such predecessor or successor, under and by virtue of any constitution or statute or rule of law or by the enforcement of any assessment or penalty, or otherwise, all such liability of any Other Party B Entity or any such incorporator, subscriber, promoter, stockholder, partner, member, director, officer or employee being waived and released by Party A. As used in this paragraph, “Other Party B Entity” means (i) Party B and any Affiliate thereof, in each case, together with its successors, and (ii) any corporation, limited liability company, trust, joint venture, association, company, partnership or other entity, and any fund, whose investment activities are conducted based on investment advice or management services provided by any entity referred to in the foregoing clause (i); provided that in no event shall Party B be an “Other Party B Entity”.

PERSHING LLC		GSO Capital Partners LP, on behalf of each entity listed in Exhibit A1 attached hereto, severally but not jointly

By:	/s/ Gary Schetelich	By:	/s/ Marisa J. Beeney

Title:	February 3, 2015	Title:	Authorized Signatory

GSO / Blackstone Debt Funds Management LLC, on behalf of each entity listed in Exhibit A2 attached hereto, severally but not jointly

		By:	/s/ Marisa J. Beeney

		Title:	Authorized Signatory